Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 219 to the Registration Statement of Rydex Series Funds (Form N-1A; File No. 033-59692).

We also consent to the incorporation by reference of our reports dated May 26, 2022 on the financial statements and financial highlights of each of the series constituting Rydex Series Funds included in the Annual Reports to shareholders for the year ended March 31, 2022, into this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Tysons, Virginia
July 29, 2022